Exhibit 4

PricewaterhouseCoopers LLP Chartered Accountants 1250 René-Lévesque Boulevard West Suite 2800 Montreal, Quebec Canada H3B 2G4 Telephone +1 (514) 205 5000 Facsimile +1 (514) 205-5675

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Annual Report on Form 40-F of CAE Inc. for the year ended March 31, 2004, of our auditors' report dated May 11, 2004 on the consolidated balance sheets of CAE Inc. as at March 31, 2004 and 2003 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended March 31, 2004, and our related Comments by Auditor for U.S. Readers on Canada-U.S. Reporting Difference dated May 11, 2004.

We also consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-97185) of CAE Inc., relating to common shares to be offered to employees under employee benefit plans, of our auditors' report dated May 11, 2004 relating to the above-mentioned financial statements and of our related Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Differences dated May 11, 2004.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants

Montreal, Quebec
August 11, 2004

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide
PricewaterhouseCoopers organization.